Exhibit 10.5

MONTPELIER RE HOLDINGS LTD.

[2011]

RESTRICTED SHARE UNIT
AWARD AGREEMENT

This Award Agreement (the “Award Agreement”) is made and entered into as of [September 15, 2011] between Montpelier Re Holdings Ltd. (the “Company”) and [EMPLOYEE’S FULL NAME] (the “Participant”).

The Company hereby grants to the Participant an award (the “Award”) on the terms and conditions as set forth in this Award Agreement and in the Montpelier 2007 Long-Term Incentive Plan (the “2007 Plan”).

In accordance with this grant, and as a condition thereto, the Company and the Participant agree as follows:

SECTION 1.         Restricted Share Units.

Award:	[25,000] Restricted Share Units (“RSUs”)

SECTION 2.  Nature of Award.  Each RSU represents the opportunity to receive either (a) an amount in cash equal to the Fair Market Value (determined as of the applicable Valuation Date) of a share of Company common shares, $0.001666 par value per share (“Shares”), or (b) in the event that shares have been authorized for issuance pursuant to a long-term incentive plan that is approved by the Company’s shareholders after the date hereof (the “New Plan”), a Share issued pursuant to the New Plan, in the sole discretion of the Company, in either case, as are earned in accordance with Section 3, 4 or 5 of this Award Agreement.

SECTION 3. Vesting.  Subject to the Participant remaining actively employed in good standing though the applicable vesting date, the RSUs shall vest in five (5) equal tranches at midnight as of [September 15, 2012], [September 15, 2013], [September 15, 2014], [September 15, 2015] and [September 15, 2016], respectively (each of the five preceding dates, a “Vesting Date”).  Settlement either in the form of cash or Shares shall be delivered by the Company to the Participant in satisfaction of the Award as soon as reasonably practicable following Vesting Date, but in no event later than the last day of the calendar quarter in which the Vesting Date falls.

SECTION 4.  Termination of Employment.  Except as set forth in Section 5 below, and unless otherwise determined by the Compensation and Nominating Committee:

(a)   if the Participant’s employment with the Company or one of its subsidiaries is terminated at any time prior to [September 15, 2016]:

                (i) for any reason other than termination by the Company or subsidiary for Cause, then all RSUs unvested at the date of termination shall be forfeited; or

                (ii) by the Company or subsidiary for Cause, then all RSUs whether vested or unvested at the date of termination shall be forfeited.

For purposes of the 2007 Plan, the New Plan and the Award Agreement, a transfer of employment from the Company to any subsidiary of the Company or vice versa, or from one subsidiary to another, shall not be considered a termination of employment.

SECTION 5. Change in Control.  Notwithstanding the provisions of Sections 3 and 4 above, if within twenty-four (24) months following a Change in Control, the employment of the Participant with the Company or one of its subsidiaries is terminated:

(a)   (i) by the Company or subsidiary on account of a Termination without Cause or due to Company-mandated retirement, (ii) on account of death or Disability or (iii) by the Participant on account of a Constructive Termination, then upon such termination, all outstanding RSUs shall vest in full.   Settlement either in the form of cash or Shares shall be delivered to the Participant by the Company as soon as reasonably practicable after such termination but not later than March 15 of the year following the year of vesting;

(b)   by the Participant other than on account of a Constructive Termination, then all RSUs unvested at the date of termination shall be forfeited, and settlement either in the form of cash or Shares with respect to any RSUs vested at the date of termination shall be delivered to the Participant by the Company as soon as reasonably practicable after such termination but not later than March 15 of the year following the year of vesting; or

(c)   by the Company or subsidiary for Cause, then all RSUs whether vested or unvested at the date of termination shall be forfeited.

SECTION 6.  Tax Withholding.  The Participant may elect to satisfy any liability for withholding taxes with respect to the RSUs either by (a) having the Company withhold from the Shares, if any, the Participant would otherwise receive pursuant to the RSUs a number of Shares having a Fair Market Value equal to such liability, (b) having the Company withhold from the cash, if any, the Participant would otherwise receive pursuant to the RSUs an amount in cash equal to such liability or (c) making a cash payment to the Company equal to the amount of such liability; provided, however, that in the event that the Participant elects to make a cash payment, the Company reserves the right to retain any Shares until the Participant has delivered the full amount of such cash payment to the Company.

SECTION 7.  Rights As A Shareholder.  The Participant shall have no rights as shareholder with respect to any Shares underlying the Award until and unless the Participant’s name is entered in the Company’s Register of Members as the holder of such Shares and a Share certificate is issued to the Participant upon payment with respect to the Award.

SECTION 8. Dividend Equivalents. To the extent dividends are paid on Shares with respect to the period commencing on [September 15], 2011 and ending on [September 15], 2016, the Participant shall be entitled to receive within ninety (90) days following the respective payment dates of such dividends (subject to the Participant’s continued active employment and good standing with the Company or one of its subsidiaries at the relevant dividend equivalent payment date), a cash payment equivalent to the cash dividends paid on the number of Shares underlying the unvested RSUs awarded pursuant to Section 2 above on such dividend equivalent payment date.  Payments made pursuant to this Section 8 shall be in the form of ordinary compensation.

SECTION 9.  Transferability.  Pursuant to Section 14 of the 2007 Plan, the Participant may designate a beneficiary or beneficiaries to receive any payment to which he or she may be entitled in respect of Awards subject to the 2007 Plan in the event of his or her death on a form to be provided by the Compensation and Nominating Committee.  Except as provided herein, the Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate the RSUs, other than by his or her last Will and Testament or by the laws of descent and distribution.

SECTION 10.  Ratification of Actions.  By accepting the Award, the Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated the Participant’s acceptance and ratification of, and consent to, any action taken under the 2007 Plan or the Award by the Company, the Board or the Compensation and Nominating Committee.  Furthermore, in the event that the New Plan becomes effective, from and after the effective date of the New Plan, the immediately preceding sentence shall be deemed to reference the New Plan rather than the 2007 Plan with respect to any RSUs that are outstanding on such the effective date of the New Plan.  All decisions or interpretations of the Company, the Board and the Compensation and Nominating Committee upon any questions arising under the 2007 Plan, the New Plan and/or this Award Agreement shall be binding, conclusive and final on all parties.  In the event of any conflict between any provision of the 2007 Plan or the New Plan, as applicable, and this Award Agreement, the terms and provisions of the 2007 Plan or the New Plan, as applicable, shall control.

SECTION 11.  Notices.  Any notice hereunder to the Company shall be addressed to its office, Montpelier House, 94 Pitts Bay Road, Hamilton HM08, Bermuda; Attention: Corporate Secretary, and any notice hereunder to the Participant shall be addressed to him or her at the address specified in the Company’s records, subject to the right of either party to designate at any time hereafter in writing some other address.

SECTION 12.  Definitions.  Capitalized terms not otherwise defined herein shall have the meanings given them in the 2007 Plan.

SECTION 13.  Governing Law and Severability.  This Award Agreement will be governed by and construed in accordance with the laws of Bermuda, without regard to conflicts of law provisions.  In the event any provision of the Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 14.  No Rights to Continued Employment.  This Award Agreement is not a contract of employment.  Nothing in the 2007 Plan, the New Plan or in this Award Agreement shall interfere with or limit in any way the right of the Company or any subsidiary to terminate the Participant’s employment at any time, for any reason or no reason, or confer upon the Participant the right to continue in the employ of the Company or a subsidiary.

SECTION 15.  Counterparts. This Award Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be duly executed as of the date first written above.

MONTPELIER RE HOLDINGS LTD.

By:
	Name:	[NAME]
	Title:	[TITLE]

PARTICIPANT

By:
	Name:	[EMPLOYEE’S FULL NAME]
	Title:	[TITLE]